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                                                                    EXHIBIT 99.1

                                [CARAUSTAR LOGO]

FOR IMMEDIATE RELEASE
JUNE 19, 2002

                                             CONTACT:    H. Lee Thrash, III
                                                         Chief Financial Officer
                                                         (770) 948-3101

                        CARAUSTAR INDUSTRIES, INC. LOWERS
                    ITS EXPECTED SECOND QUARTER 2002 EARNINGS

ATLANTA, GEORGIA - Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that it expects second quarter 2002 earnings to be $0.06 to $0.08 per share lower as a result of rapid increases in its basic raw material, recovered fiber. As a result, the company said it expected overall results for the quarter to range from a loss of $(0.03) per share to income of $0.02 per share. Prices for the company's primary grade of recovered fiber, old corrugated containers, have increased from $40 per ton in early April to $90-$100 per ton currently.

Caraustar has announced price increases for its recycled paperboard grades and converted products of approximately $50 per ton effective in mid- to late June. The company expects the price increases to offset the cumulative increase in recovered fiber cost in the third quarter of 2002 but anticipates that gross paperboard margins will be reduced by approximately $25 per ton in the second quarter of 2002. The company expects that the second quarter margin "squeeze" of approximately $25 per ton will reduce operating income by about $6.0 million in the second quarter of 2002; however, the volume of shipments in the company's mill system is expected to improve by over 13,000 tons in the second quarter to a total of approximately 240 thousand tons and should offset the margin "squeeze" by about $2.8 million dollars, or a net reduction of $3.2 million in operating income.

Higher shipping volumes at the Premier Boxboard mill joint venture are expected to partially offset higher fiber costs in the second quarter. Announced price increases for corrugated medium and gypsum facing paper products at the Premier Boxboard mill are expected to improve operating results at that business in the third quarter of 2002.

Caraustar, a recycled packaging company, is one of the largest and lowest-cost manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar is the only major packaging company that serves the four principal recycled paperboard product markets: tubes, cores and cans; folding carton and custom packaging; gypsum wallboard facing paper; and miscellaneous "other specialty" and converted products.


          PHONE 770-948-3101 . P. O. BOX 115 . AUSTELL, GA 30168-0115
              3100 JOE JERKINS BOULEVARD . AUSTELL, GA 30106-3227


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Caraustar Industries, Inc.
June 19, 2002
Page 2

This press release contains certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company's expectations, anticipations or beliefs, including statements regarding the amount by which the company expects second quarter 2002 earnings to be reduced and the total amount of expected loss for the second quarter of 2002, the expected time by which price increases will offset recovered fiber costs, the expected amount of reduction in second quarter gross paperboard margins and reduced operating income, the expected improvement in, and offsetting effect of, mill volume shipments, and the expected effect of higher shipping volumes and price increases at Premier Boxboard. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including, but not limited to, fluctuations in raw material prices and energy costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company's products, the degree of success achieved by the company's new product initiatives, changes in government regulations, the company's ability to complete acquisitions and successfully integrate the operations of acquired businesses and the company's ability to service its substantial indebtedness. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company's registration statements and reports filed with the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the Web Site of the Securities and Exchange Commission (http://www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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